Letterhead of Squire, Sanders & Dempsey, LLP


                                    October 27, 1997


             Prudential Securities Incorporated
             One Seaport Plaza
             199 Water Street
             New York, NY  10292


                  Re: National Municipal Trust, Multistate Series 64 Ohio Trust (Insured)

             Gentlemen:

                       You have requested our opinion as to the Ohio tax as-
             pects of the above-captioned Trust (the "Ohio Trust"), which is part of the National Municipal Trust, Multistate Series 64 (the "Fund"). We understand that the Fund is organized under the Trust Indenture and Agreement dated the date hereof, between Prudential Securities Incorporated, as Depositor, United States Trust Company of New York, as Trustee, and Kenny Information Systems, Inc., as Evaluator. We further understand that (i) the Fund will issue units of fractional undivided interests in the Ohio Trust, (ii) the units of the Ohio Trust ("Units") will be purchased by various investors ("Unitholders"), and (iii) each Unit of the Ohio Trust represents a fractional undivided interest in the principal and net income of the Ohio Trust.

                       In addition, we understand that (i) the Ohio Trust is
             comprised primarily of interest-bearing obligations issued by or on behalf of the State of Ohio, political subdivisions thereof, or agencies or instrumentalities thereof ("Ohio Obli-gations"), or by the governments of Puerto Rico, the Virgin Is-lands, the Northern Mariana Islands or Guam ("Territorial Obli-gations")(collectively, "Obligations"), (ii) at all times at least fifty percent of the total assets of the Ohio Trust will consist of Ohio Obligations, or similar obligations of other states or their subdivisions, and (iii) distributions of inter-est received by the Ohio Trust will be made monthly unless the Unitholder elects otherwise. We further understand that, based

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             on the opinion of bond counsel with respect to each issue of
             Ohio Obligations held or to be held by the Ohio Trust, rendered on the date of issuance thereof, interest on each issue is ex-cluded from gross income from federal income tax purposes under
             Section 103(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or other provisions of federal law, provided that with respect to certain Ohio Obligations, certain representa-tions are accurate and certain covenants are satisfied.

                       We understand that Cahill Gordon & Reindel has ren-
             dered an opinion that for federal income tax purposes the Ohio Trust will not be taxable as an association but will be gov-erned by the provisions of subchapter J (relating to trusts) of Chapter 1 of the Code; each Unitholder will be considered the owner of a pro rata portion of the Ohio Trust under Section 676(a) of the Code; the Ohio Trust will not be subject to fed-eral income tax; each Unitholder will be considered to have re-ceived his pro rata share of interest on the underlying bonds in the Ohio Trust when it is received by the Ohio Trust; and each Unitholder will have a taxable event when the Ohio Trust disposes of an underlying obligation (whether by sale, ex-change, redemption, or payment at maturity) or when the Uni-tholder redeems or sells his Units.

                       Based on the foregoing and upon an examination of
             such other documents and an invesigation of such matters of law as we have deemed necessary, we are of the opinion that under existing Ohio law:

                       1. The Ohio Trust is not taxable as a corporation or otherwise for purposes of the Ohio personal income tax, mu-nicipal or school district income taxes in Ohio, the Ohio cor-poration franchise tax, or the Ohio dealers in intangibles tax.

                       2. Income of the Ohio Trust will be treated as the income of the Unitholders for purposes of the Ohio personal in-come tax, municipal and school district income taxes in Ohio, and the Ohio corporation franchise tax in proportion to the re-spective interest therein of each Unitholder.

                       3. Interest on Ohio Obligations held by the Ohio Trust is exempt from the Ohio personal income tax, municipal and school district income taxes in Ohio, and is excluded from the net income base of the Ohio corporation franchise tax when distributed or deemed distributed to Unitholders.

                       4. Distributions with respect to Units of the Ohio Trust properly attributable to interest on Territorial Obliga-

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             tions held by the Ohio Trust the interest on which is exempt from state income taxes under the laws of the United States are exempt from the Ohio personal income tax, and municipal and school district income taxes in Ohio and, provided such inter-est is excluded from gross income for federal income tax pur-poses, are excluded from the net income base of the Ohio corpo-ration franchise tax when distributed or deemed distributed to Certificateholders.

                       5. Proceeds paid under insurance policies, if any, to the Trustee of the Ohio Trust representing maturing interest on defaulted obligations held by the Ohio Trust that is ex-cluded from gross income for federal income tax purposes will be exempt from the Ohio personal income tax, municipal and school district income taxes in Ohio, and the net income base of the Ohio corporation franchise tax.

                       6. Profit made on the sale, exchange or other dis-position by the Ohio Trust of Ohio Obligations is exempt from the Ohio personal income tax, municipal and school district in-come taxes in Ohio, and is excluded from the net income base of the Ohio corporation franchise tax when distributed or deemed distributed to Unitholders.

                       We have not examined any of the obligations to be de-
             posited in the Ohio Trust and express no opinion as to whether such obligations, interest thereon, or gain from the sale or other disposition thereof would in fact be exempt from any fed-eral or Ohio taxes if such obligations were held, or such in-terest or gain were received, directly by the Unitholders.

                       We hereby consent to the filing of this opinion as an
             exhibit to the Registration Statement (No. 33-53745) relating to the Units referred to above, and to the reference to our firm as special Ohio tax counsel in said Registration Statement and in the Prospectus contained therein.


                                                Respectfully submitted,




                                                Squire, Sanders & Dempsey
                                                LLP

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